SABRA HEALTH CARE REIT, INC.
DIRECTORS’ COMPENSATION POLICY
(Effective January 1, 2019)
Directors of Sabra Health Care REIT, Inc., a Maryland corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non‑employee directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$ 75,000
Additional Chair/Lead Independent Director Retainer	$ 30,000
Additional Committee Chair Retainers
Audit Committee Chair	$ 25,000
Compensation Committee Chair	$ 15,000
Nominating and Governance Committee Chair	$ 10,000
Committee Meeting Fee (per meeting)	$ 1,000

Equity Compensation
Annual Equity Award	$115,000

Cash Compensation
Each non‑employee director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). A non‑employee director who serves as the Chair of the Board or the Company’s Lead Independent Director will be entitled to an additional annual cash retainer while serving in that position in the amount set forth above (the “Additional Chair/Lead Independent Director Retainer”). A non‑employee director who serves as the Chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Committee Chair Retainer”). A non‑employee director who is a member of, and attends a meeting of, the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board (each, a “Committee Meeting”) will be entitled to a fee for attendance at the meeting in the amount set forth above (a “Committee Meeting Fee”); provided that the Committee Meeting Fee for a particular Committee Meeting will be reduced to $500 if the meeting is either (1) a telephonic meeting lasting for less than thirty minutes, or (2) a meeting that is held as an in‑person meeting but the non‑employee director attends the meeting other than in person.
The amounts of the Annual Retainer, Additional Chair/Lead Independent Director Retainer, and Additional Committee Chair Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro‑rated if a non‑employee director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as a non‑employee director or held the particular position, as the case may be). Committee Meeting Fees for attendance at one or more meetings that occur in a particular quarter will be paid at the end of that quarter.
Equity Awards
Annual Equity Awards for Non‑Employee Directors
On the date of each annual meeting of the Company’s stockholders, each non‑employee director then in office will automatically be granted an award of restricted stock units (an “Annual RSU Award”) determined by dividing (1) the Annual Equity Award grant value set forth above by (2) the per‑share closing price of the Company’s common stock on the date of such annual meeting (rounded down to the nearest whole unit). Each Annual RSU Award will vest in equal monthly installments over the one‑year period following the date of grant. Should the annual meeting of the Company’s stockholders in the year following the year in which the award was granted occur prior to the last vesting date of the award, the outstanding and unvested portion of the award will vest on the day prior to that annual meeting. In the event that more than one annual meeting of the Company’s stockholders occurs during a given fiscal year, Annual RSU Awards will be made only in connection with the first such meeting to occur in that year.
For each new non‑employee director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, on the date that the new non‑employee director first becomes a member of the Board, the new non‑employee director will automatically be granted a pro‑rata portion of the Annual RSU Award (a “Pro‑Rata Annual RSU Award”) determined by dividing (1) a pro‑rata portion of the Annual Equity Award grant value set forth above by (2) the per‑share closing price of the Company’s common stock on the date the new non‑employee director first became a member of the Board. The pro‑rata portion of the Annual Equity Award grant value for purposes of a Pro‑Rata Annual RSU Award will equal the Annual Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which Annual RSU Awards were granted by the Company to non‑employee directors, and the denominator of which is 12, with the result to be rounded down to the nearest whole unit. Each Pro‑Rata Annual RSU Award will vest in equal monthly installments based on the number of whole months remaining in the period beginning with the month following the month in which the Pro‑Rata Annual RSU Award was granted and ending with the month in which the next scheduled annual meeting of the Company’s stockholders in which Annual RSU Awards will be granted.
Provisions Applicable to All Non‑Employee Director Equity Awards
Each restricted stock unit award will be made under and subject to the terms and conditions of the Company’s 2009 Performance Incentive Plan (the “2009 Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant, and will be evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by the Board to evidence such type of grant pursuant to this policy (the “Form of Award Agreement”). To the extent then vested, restricted stock units will generally be paid in an equal number of shares of the Company’s common stock on the earlier to occur of (1) that date that is five years following the original grant date, (2) the date the non‑employee director ceases to be a member of the Board, or (3) the occurrence of a “change in control.”
Restricted stock unit awards granted under the 2009 Plan are generally forfeited as to the unvested portion of the award upon the non‑employee director’s termination of service as a director for any reason. However, vesting of a non‑employee director’s outstanding and unvested restricted stock units will accelerate upon a change in control of the Company or should the director’s services terminate due to the director’s death or disability.
Non‑employee directors are entitled to receive dividend equivalents with respect to outstanding and unpaid restricted stock units granted pursuant to this policy. Dividend equivalents, if any, are paid in the form of a credit of additional restricted stock units under the 2009 Plan and are subject to the same vesting, payment and other provisions as the underlying restricted stock units.
The definition of “change in control” and specific payment, termination and dividend equivalent provisions applicable to an award are set forth in the related Form of Award Agreement.
Elective Grants of Equity Awards
Non‑employee directors may participate in the Company’s Non‑Employee Directors Stock‑For‑Fees Program, pursuant to which they may elect that certain of their cash retainers be converted into the right to receive an award of stock units under the 2009 Plan.
Expense Reimbursement
All non‑employee directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board‑related business. The Company will make reimbursement to a non‑employee director within a reasonable amount of time following submission by the non‑employee director of reasonable written substantiation for the expenses.

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